Exhibit 99.1

News Release

Nalco Company
1601 West Diehl Road
Date: February 2, 2010	Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
Nalco Reports 2009 Financial Results	cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

•	Record $484 million in Free Cash Flow

•	Pro Forma EBITDA Down 5% for Year; Up 2% in Quarter

•	FY Sales Down 11%; 4th Quarter Sales Down 2%; up 5% Sequentially

•	$100 Million Productivity Target Exceeded

(Naperville, Illinois) Nalco (NYSE:NLC), providing essential expertise in water, energy and air, reported 2009 sales of $3.75 billion that were 11 percent nominally and 7 percent organically below prior year sales of $4.21 billion.

Net earnings of $61 million resulted in diluted earnings per share (EPS) of 44 cents compared to a goodwill-impairment-driven loss of $343 million, or $2.44 per share in the prior year. Pro Forma EPS, adjusted for restructuring expenses and unusual items, was 92 cents in 2009 compared to $1.24 in 2008. (See Attachment 7)

Pro Forma EBITDA of $659 million (See Attachment 5) was below 2008 Pro Forma EBITDA of $695 million almost entirely due to currency and divestiture impacts. Productivity gains of $122 million, coupled with nearly $40 million in additional one-time cost cuts, helped mitigate the impact of customer site closures and production declines in several end markets.

“Nalco is playing an increasingly vital role in helping industry confront growing global water challenges, while tackling energy and other clean technology challenges,” said Erik Fyrwald, Nalco Chairman and Chief Executive Officer. “We are pleased with our success in 2009 in also aggressively controlling internal costs to offset revenue losses from customers who shut down sites due to economic conditions.”

Substantial productivity gains and relatively stable sales in light of economic conditions were combined with strong working capital management to produce record free cash flow of $484 million and to reduce net debt by nearly $350 million. Free cash flow was aided by a seven day improvement in receivables and 15 day reduction in inventories.

Earnings reflect a tax rate of 50 percent for the year (45 percent in the fourth quarter), approximately three points higher than earlier expected largely due to

NALCO COMPANY

write-downs of deferred tax assets in certain foreign entities. An effective tax rate closer to 35 percent is expected for 2010, with additional improvements targeted in subsequent years.

Sales for 2009 fell 7 percent organically, with Paper Services down 12 percent and Water Services off 8 percent. Energy Services fell 4 percent due to a steep decline in applications related to drilling rig activity. Direct contribution margins expanded in both Paper and Energy Services and were flat in Water Services. Geographically for the year, respective nominal and organic percentage sales changes were as follows: Latin America (-4, +5), Asia (-5, -2), Europe, Africa and Middle East (-17, -9) and North America (-11, -10).

“It is a tribute to the talent and hard work of the Nalco team that we were able to produce such solid 2009 results – particularly the extraordinary cash flow that allowed us to retire a meaningful amount of debt and refinance other issues at more favorable rates and extended maturities,” Fyrwald noted. “Importantly, these results were achieved even as we continued to expand our presence in China and India, increased spending on R&D, and commercialized important new growth offerings.”

Fourth Quarter Results

Fourth quarter sales of $1.01 billion declined 2 percent nominally and 8 percent organically from the prior year period in which revenues had grown 9 percent organically. Sales were up 5 percent nominally from the third quarter. Energy Services, Water Services and Paper Services organic sales declined 11, 7 and 1 percent, respectively, compared to the prior year period, but all segments enjoyed their highest quarterly sales of the year. Overall direct contribution margins increased 1.4 percentage points compared to the fourth quarter of 2008.

Water Services sales fell organically largely due to declines in some water markets and a drop in the Nalco Mobotec air protection technology business related to the lack of clarity in the regulatory environment in the United States. Continued weakness in the Adomite natural gas drilling well service market combined with price adjustments and weak refinery market conditions drove the Energy Services sales decline. Paper Services results were led by 17 percent organic revenue growth in the Asia paper business.

Geographically for the quarter, respective nominal and organic percentage sales changes compared to the prior-year period were as follows: Latin America (+23, +11), Asia (+13, +1), Europe, Africa and Middle East (+2, -6) and North America (-13, -15).

“Outside of the mature Japan and Australia/New Zealand markets, Nalco’s Asia business grew at very strong rates in the quarter as markets that were hard hit in late 2008 were the first to recover this year. Latin America – with double-digit growth – continued to deliver as they have done all year,” Fyrwald said.

Reported net earnings were $39 million, or 28 cents per share, compared to the prior-year period loss of $473 million, or $3.45 per share, which was more than

NALCO COMPANY

fully caused by a substantial non-cash goodwill impairment charge. Pro Forma EPS was 30 cents, compared to 36 cents in the prior year period. Pro Forma EBITDA of $190 million was up 2 percent nominally from the $187 million achieved in the prior year period, and off 2 percent organically. Continued working capital reductions drove Free Cash Flow to $110 million in the quarter.

2010 Expectations

“We continue to make progress toward our stated goal of achieving 6 to 8 percent organic sales growth as a run rate by the end of 2011 and will be working to get closer to that mark as we go through 2010,” Fyrwald said.

Nalco’s performance objectives for 2010 include a return to growth, with organic revenues expected to increase to a mid-single-digit rate. Pro Forma EBITDA is expected to exceed $700 million, with an improving tax rate contributing to an EPS target of more than $1.25. Productivity targets are again set at $100 million. The Company also expects Free Cash Flow to exceed $100 million. Working capital tied to growth is expected to become a use of cash and capital expenditures are projected to increase from 2009’s depressed level on growth of automation and other water platforms.

Conference Call/Webcast

Nalco will discuss 2009 results in a conference call and audio-only Webcast to be held on Wednesday, Feb. 3 at 10 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com/investors.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World Index. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2009, Nalco achieved sales of more than $3.7 billion. For more information visit www.nalco.com.

Follow us on Twitter at www.twitter.com/Nalco_News.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. EBITDA is a non-GAAP measure used by management, with and without the impact of one-time and other items, as an internal operating metric and for enterprise valuation purposes. Pro Forma EBITDA is a non-GAAP measure that includes adjusting for restructuring expenses and unusual items. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Noncontrolling Interest charges. Pro Forma EPS is a non-GAAP measure that includes adjusting for restructuring expenses and

NALCO COMPANY

unusual items. Reconciliation to reported EPS as shown on Nalco’s Statement of Operations is included in Attachment 7. In addition, Nalco may discuss sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Earnings Per Share Data (Unaudited)

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

	(Unaudited)
	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$127.6	$61.8
Accounts receivable, less allowances of $17.8 in 2009 and $23.8 in 2008	681.2	774.0
Inventories:
Finished products	232.6	301.6
Materials and work in process	81.2	110.2

	313.8	411.8
Prepaid expenses, taxes and other current assets	122.2	140.1

Total current assets	1,244.8	1,387.7

Property, plant, and equipment, net	678.1	703.7
Intangible assets:
Goodwill	1,800.0	1,700.1
Other intangibles, net	1,055.9	1,076.4
Other assets	186.0	174.1

Total assets	$4,964.8	$5,042.0

Liabilities and equity
Current liabilities:
Accounts payable	$315.4	$299.2
Short-term debt	229.8	93.8
Other current liabilities	380.6	341.9

Total current liabilities	925.8	734.9

Other liabilities:
Long-term debt	2,714.3	3,129.6
Deferred income taxes	202.9	258.8
Accrued pension benefits	418.1	322.2
Other liabilities	212.1	183.8

Equity:
Nalco Holding Company shareholders' equity	471.6	393.3
Noncontrolling interest	20.0	19.4

Total equity	491.6	412.7

Total liabilities and equity	$4,964.8	$5,042.0

ATTACHMENT 1

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in millions, except per share amounts)

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Net sales	$1,008.3	$1,030.9	$3,746.8	$4,212.4
Operating costs and expenses:
Cost of product sold	542.3	578.7	2,037.0	2,378.3
Selling, administrative and research expenses	308.2	289.3	1,210.2	1,250.0
Amortization of intangible assets	12.3	13.3	47.9	56.8
Restructuring expenses	0.9	20.6	47.8	33.4
Impairment of goodwill	—	544.2	—	544.2
Gain on divestiture	—	—	—	(38.1)

Total operating costs and expenses	863.7	1,446.1	3,342.9	4,224.6

Operating earnings (loss)	144.6	(415.2)	403.9	(12.2)

Other income (expense), net	(5.4)	(5.0)	(17.6)	(17.4)
Interest income	1.0	1.5	3.9	8.3
Interest expense	(65.6)	(63.1)	(254.5)	(258.8)

Earnings (loss) before income taxes	74.6	(481.8)	135.7	(280.1)

Income tax provision (benefit)	33.6	(11.9)	67.8	54.5

Net earnings (loss)	41.0	(469.9)	67.9	(334.6)

Less: Net earnings attributable to noncontrolling interests	2.5	3.5	7.4	8.0

Net earnings (loss) attributable to Nalco Holding Company	$38.5	$(473.4)	$60.5	$(342.6)

Net earnings (loss) per share attributable to Nalco Holding Company common shareholders:
Basic	$0.28	$(3.45)	$0.44	$(2.44)

Diluted	$0.28	$(3.45)	$0.44	$(2.44)

Weighted-average shares outstanding (millions):
Basic	138.2	137.4	138.2	140.1

Diluted	139.1	137.4	138.6	140.1

Cash dividends declared per share	$0.035	$0.035	$0.14	$0.14

ATTACHMENT 2

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in millions)

	Year ended December 31, 2009	Year ended December 31, 2008

Operating activities
Net earnings (loss)	$67.9	$(334.6)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	142.3	136.6
Amortization	47.9	56.8
Impairment of goodwill	—	544.2
Gain on divestiture	—	(38.1)
Amortization of deferred financing costs and accretion of senior discount notes	11.0	48.0
Loss on early extinguishment of debt	20.5	—
Other, net	35.2	(35.6)
Changes in operating assets and liabilities	269.0	(94.2)

Net cash provided by operating activities	593.8	283.1

Investing activities
Additions to property, plant, and equipment, net	(102.2)	(133.1)
Net proceeds from divestiture	—	74.1
Business purchases, net of cash acquired	(27.6)	(21.7)
Other, net	(6.0)	(14.7)

Net cash used for investing activities	(135.8)	(95.4)

Financing activities
Cash dividends	(19.3)	(19.7)
Changes in short-term debt, net	(45.7)	(65.8)
Proceeds from long-term debt	1,511.6	34.0
Repayments of long-term debt	(1,772.9)	(70.8)
Redemption premium on early extinguishment of debt	(9.2)	—
Deferred financing costs	(54.7)	—
Purchases of treasury stock	—	(103.3)
Other, net	(8.4)	(7.3)

Net cash used for financing activities	(398.6)	(232.9)
Effect of exchange rate changes on cash and cash equivalents	6.4	(12.9)

Increase (decrease) in cash and cash equivalents	65.8	(58.1)
Cash and cash equivalents at beginning of period	61.8	119.9

Cash and cash equivalents at end of period	$127.6	$61.8

ATTACHMENT 3

Nalco Holding Company and Subsidiaries

Segment Information (Unaudited)

(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Water Services	$451.7	$453.4	$1,662.4	$1,919.0
Paper Services	180.4	171.4	666.0	778.0
Energy Services	376.2	406.1	1,418.4	1,515.4

Net sales	$1,008.3	$1,030.9	$3,746.8	$4,212.4

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Segment direct contribution:
Water Services	$93.9	$98.0	$322.4	$370.8
Paper Services	40.0	21.4	117.7	101.9
Energy Services	85.3	90.2	314.9	315.5

Total segment direct contribution	219.2	209.6	755.0	788.2

Expenses not allocated to segments:
Administrative expenses	61.4	46.7	255.4	204.1
Amortization of intangible assets	12.3	13.3	47.9	56.8
Restructuring expenses	0.9	20.6	47.8	33.4
Impairment of goodwill	—	544.2	—	544.2
Gain on divestiture	—	—	—	(38.1)

Operating earnings (loss)	144.6	(415.2)	403.9	(12.2)
Other income (expense), net	(5.4)	(5.0)	(17.6)	(17.4)
Interest income	1.0	1.5	3.9	8.3
Interest expense	(65.6)	(63.1)	(254.5)	(258.8)

Earnings (loss) before income taxes	$74.6	$(481.8)	$135.7	$(280.1)

ATTACHMENT 4

Nalco Holding Company and Subsidiaries

EBITDA (Unaudited)

(dollars in millions)

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Net earnings (loss) attributable to Nalco Holding Company	$38.5	$(473.4)	$60.5	$(342.6)
Income tax provision (benefit)	33.6	(11.9)	67.8	54.5
Interest expense, net of interest income	64.6	61.6	250.6	250.5
Depreciation	35.4	32.8	142.3	136.6
Amortization	12.3	13.3	47.9	56.8

EBITDA	184.4	(377.6)	569.1	155.8
Restructuring expenses	0.9	20.6	47.8	33.4
Pension settlement loss	0.8	—	21.4	—
Loss on early extinguishment of debt	4.1	—	20.5	—
Impairment of goodwill	—	544.2	—	544.2
Gain on divestiture	—	—	—	(38.1)

Pro Forma EBITDA	190.2	187.2	658.8	695.3
Productivity consulting costs	2.7	—	15.5	—
Software asset write-offs	2.6	—	7.6	—

	$195.5	$187.2	$681.9	$695.3

ATTACHMENT 5

Nalco Holding Company and Subsidiaries

Free Cash Flow (Unaudited)

(dollars in millions)

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Net cash provided by operating activities	$143.7	$81.8	$593.8	$283.1
Net earnings attributable to noncontrolling interests	(2.5)	(3.5)	(7.4)	(8.0)
Additions to property, plant, and equipment, net	(31.4)	(33.3)	(102.2)	(133.1)

Free cash flow	$109.8	$45.0	$484.2	$142.0

ATTACHMENT 6

Nalco Holding Company and Subsidiaries

Earnings Per Share Data (Unaudited)

	Three Months ended December 31, 2009	Three Months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008
Diluted net earnings attributable to Nalco Holding Company, pro forma *	$0.30	$0.36	$0.92	$1.24
Restructuring expenses, net of tax	—	(0.10)	(0.29)	(0.17)
Pension settlement loss, net of tax	—	—	(0.10)	—
Loss on early extinguishment of debt, net of tax	(0.02)	—	(0.09)	—
Impairment of goodwill, net of tax	—	(3.70)	—	(3.63)
Gain on divestiture, net of tax	—	—	—	0.11
Diluted net earnings attributable to Nalco Holding Company, as reported	$0.28	$(3.45)	$0.44	$(2.44)

*	Excludes after-tax impact of restructuring expenses, loss on early extinguishment of debt, pension settlement loss, impairment of goodwill, and gain on divestiture, and reflects the additional dilutive effect of potentially dilutive shares.

ATTACHMENT 7